Exhibit 99.2

Thank you for calling in today. To begin I would like to read parts of the press release we put out earlier today.

•	Our El Dorado Facility suffered significant damage to its DSN concentrated nitric acid plant and surrounding equipment early this morning when a reactor at that plant exploded.
•	Fortunately, none of our employees or anyone in the El Dorado community was injured, and we believe there was no environmental release.
•

The Company is determining the cause of the event and the extent of the damages. The Company does not have an estimate on the extent of the damages or the repair time, but at this time the El Dorado Facility is out of operation due to the damage, and it is unknown at this time how long the El Dorado Facility will be out of production.

•

The Company has notified its insurer of this event. The Company’s insurance policy, which provides replacement cost coverage, has a $1 million deductible for property damage. The Company’s business interruption insurance covering certain lost profits and extra expense has a 30 day waiting period. The Company will issue further communication about this event as warranted.

We would like to give you the following information, to put the events at EDC in better perspective.

LSB owns and/or operates four chemical facilities:

We own El Dorado Chemical Company in El Dorado AR, Cherokee Nitrogen in Cherokee AL, and Pryor Chemical in Pryor OK.

In addition, we operate El Dorado Nitrogen located at the Bayer Material Science facility in Baytown Texas.

The Cherokee and Pryor facilities use natural gas as a feedstock to make anhydrous ammonia.

The El Dorado and Baytown facilities use anhydrous ammonia as a feedstock. This ammonia is purchased and not produced from natural gas.

At this time, as a result of high ammonia prices and low natural gas prices, the plants at Cherokee and Pryor have much higher margins than the El Dorado facility. The Eldorado Facility produces its products from higher cost purchased ammonia, not from natural gas.

For the first quarter of 2012, the El Dorado facility contributed 44% of the Chemical Business’s total revenue and 29% of its operating income. The 29% was higher than normal primarily due to lost ammonia production at Pryor in the first quarter. As you will recall from the first quarter conference call, Pryor’s profits were off by approximately $13 million.

As you know, whereas Pryor is not producing UAN at this time, it is producing and selling ammonia for agricultural uses.

At El Dorado we have 4 acid plants that convert the anhydrous ammonia from the pipeline into nitric acid, most of which is further upgraded into other products.

One of those plants is referred to as the DSN, or direct strong nitric acid plant. This is the plant where the accident occurred.

The DSN plant represents approximately 20% of El Dorado’s acid capacity.

Early reports indicate that, in addition to the DSN plant, there was other damage at the El Dorado site. The control room was damaged and the sulfuric acid plant was damaged. Sulfuric acid is a relatively insignificant amount of El Dorado’s volume.

At this time, although we have not yet been able to undertake a complete inspection, it appears that the other three acid plants also have some damage.

It appears that the principal reason why the other 3 acid plants and other parts of the facility are not operable at this time is that the control room is damaged and not functioning.

We will not have a complete assessment for some time and at this time we cannot even give you an approximate timeframe for completing the inspection.

As the press release stated, we have notified our insurance carrier and we will be making appropriate claims.

That concludes the information we have for you now. Since we have no additional facts, we will not be taking questions. Thanks again for calling in,